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                                                                   Exhibit 10.12

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (which, including the exhibits and schedules attached hereto, is called the "Agreement") is made as of this 30th day of May, 2000, by and between DEAN FOODS COMPANY, a Delaware corporation ("Buyer"), and LAND O'LAKES, INC., a Minnesota cooperative corporation (the "Seller").

         RECITALS:

                  Seller owns certain assets that Seller uses to process milk and milk beverages, juice and juice drinks, cottage cheese, dips and related products (the "Products"). This Agreement contemplates a transaction in which Seller will sell certain of such assets to Buyer and Buyer will purchase certain of such assets from Seller on the terms and conditions set forth herein. In addition, (i) Buyer and Seller will establish a joint venture to engage in the marketing and sale of certain products under the "LAND O LAKES" brand name, (ii) Seller will grant Buyer a license to use the "LAND O LAKES" trademark, (iii) Buyer and Seller will enter into a milk supply agreement whereby Seller will supply Buyer with raw milk and (iv) Buyer and Seller will enter into a transition services agreement.

                  NOW, THEREFORE, in consideration of the recitals, the mutual benefits to be derived from this Agreement and the mutual and dependent promises herein contained, the parties hereto represent, warrant, covenant and agree as follows:
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1.       SALE AND PURCHASE OF PURCHASED ASSETS

         1.1      PURCHASED ASSETS

         For the price and subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties, covenants and agreements hereinafter set forth, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, at the opening of business on the Closing Date, all of Seller's right, title and interest in and to the Purchased Assets. The term "Purchased Assets" shall mean the assets of Seller that, at the opening of business on the Closing Date, are used in the Seller's business (the "Business") of the production and distribution of the Products from the facilities located at Richland Center, Wisconsin; Woodbury, Minnesota; Thief River Falls, Minnesota; Bismarck, North Dakota; and Sioux Falls, South Dakota (the "Plants") described below:

                  1.1.1 Except as set forth on Schedule 1.2.8, all inventories relating to Products, including finished goods, work in process, ingredients, packaging, components, and other raw materials used exclusively to process the Products (the "Inventory");

                  1.1.2 All machinery, equipment, spare parts, fixtures, supplies, furniture, office equipment, trucks and vehicles, telephone numbers and other personal property and fixed assets physically located at the Plants and used in the Business or, in the case of motor vehicles, trailers and similar movables, based at the Plant or other Owned Real Property or Leased Real Property (the "Machinery and Equipment"), including but not limited to the items listed on Schedule 1.1.2;


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                  1.1.3 The real property described in Schedule 1.1.3, together with all fixtures and improvements thereon and all tenements and appurtenances thereto (the "Owned Real Property");

                  1.1.4 All leasehold interests of Seller, as lessee or lessor, under the leases of real property listed in Schedule 1.1.4 (the "Leased Real Property");

                  1.1.5 Except as set forth in Schedule 1.2.6, the commitments, contracts and agreements related exclusively to the Business, including those listed in Schedule 5.10 (together with the contracts described in 1.1.6 and 1.1.7, the "Assigned Contracts");

                  1.1.6 Purchase orders for goods or services intended to become Inventory;

                  1.1.7 Purchase orders from customers to buy Products intended to be produced at the Plants;

                  1.1.8 All of Seller's interest and right to the patents, copyrights, trade names, service marks, trademarks, product designations, trade secrets, and related registrations, applications, assignments and amendments listed on Schedule 1.1.8 and formulas, processes, recipes, know how and trade secrets used exclusively in the Business (together, the "Intellectual Property");

                  1.1.9 Drawings, art work, designs, printing plates, dies and molds (excluding drawings, art work designs, printing plates, dies, and molds utilizing tradenames and marks in which Seller has no rights) used exclusively in the Business;

                  1.1.10 All files, books and records of Seller relating exclusively to the Business and physically present at the Plants or contained in storage media physically located at the Plants (the "Books and Records"), excluding accounting and tax books and

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records, including, but not limited to, all lists of customers and mailing lists, all purchase and sales records, all originals of contracts, agreements, leases and licenses, and all collection and credit records, provided that Seller may retain a copy of all Books and Records;

                  1.1.11 All of Seller's sales and promotional materials, catalogs, pamphlets, brochures, advertising materials, directories and other publications pertaining exclusively to the Business, and plates, copy engravings, photographs and other materials used in the printing or production of any of such items pertaining exclusively to the Business;

                  1.1.12 Except as set forth on Schedule 1.2.8, all rights of Seller against suppliers of goods and services or other items exclusively to the Business, including without limitation any express or implied warranties, all claims, deposits, pre-payments, refunds, causes of action, rights of recovery or set off, and, to the extent transferable to Buyer, any entitlement to volume or other discounts or rebates;

                  1.1.13 Except as set forth in Section 1.2.5, all trade receivables, notes receivables and other receivables of the Business and which are included within the definition of Net Working Capital (the "Accounts Receivable");

                  1.1.14 To the extent transferable, all licenses, permits, approvals, qualifications and the like pertaining exclusively to the Business, issued or to be issued to Seller by any government or governmental unit, whether federal, state, local, or other (the "Authorizations");

                  1.1.15 All pre-paid expenses of the Business which can be transferred and which are included within the definition of Net Working Capital;


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                  1.1.16 All the goodwill of Seller related exclusively to the
Business; and

                  1.1.17 To the extent of such interest, all other assets pertaining exclusively the Business to which Seller has any right by ownership, use or otherwise, and in which Seller has a conveyable or assignable interest on the Closing Date, except as may be retained by Seller pursuant to Section 1.2 hereof.

         1.2      EXCLUDED ASSETS

                  The Purchased Assets shall not include, Seller shall retain, the following assets:

                  1.2.1 The "LAND O LAKES", "GRIP `n GO" and "MILK ON THE FLY" trademarks of Seller, and the patent pending on the "GRIP `n GO" bottle;

                  1.2.2 All cash, cash equivalents, checks received and marketable securities;

                  1.2.3 All rights and claims to refunds or credits of taxes, other than rights or claims with respect to taxes relating to the businesses of Seller or the Purchased Assets that are paid by Buyer after the Closing Date;

                  1.2.4 The accounting and tax books of the Business;

                  1.2.5 The note receivable and all other rights and claims related to the Kohler recall claim;

                  1.2.6 Those contracts listed in Schedule 1.2.6;

                  1.2.7 All assets used in the business of the Seller other than those used exclusively in the Business; and

                  1.2.8 The rights and assets set forth on Schedule 1.2.8.


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         1.3      NONASSIGNABLE COMMITMENTS AND AUTHORIZATIONS

                  To the extent that the transfer to Buyer of any of the Purchased Assets pursuant to this Agreement requires the consent of any other party in order to permit such transfer, or to avoid any indebtedness secured by any of the Purchased Assets coming due by reason of such transfer, and if obtaining such consent is a condition to Closing, and Buyer shall have waived the obtaining of such consent prior to the Closing, this Agreement shall not constitute a contract to transfer the same until such consent is obtained. Seller shall use reasonable efforts prior to the Closing, if possible, and after the Closing, as needed, to obtain any consent necessary to any such transfer, and Buyer shall cooperate with Seller in connection therewith; provided, however, that no authorization, lease, commitment or other agreement included in the Purchased Assets, and no terms of any indebtedness secured by any Purchased Assets, shall be amended, in order to obtain such consent, so as to materially increase the amount due thereunder by Buyer as assignee thereof or successor thereto, or to otherwise make the same materially more burdensome or materially less advantageous to Buyer as assignee thereof or successor thereto, without obtaining Buyer's prior written consent. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide for Buyer the benefit, monetary or otherwise, of any such Purchased Assets; provided, however, that in the event such Purchased Assets are authorizations, leases, commitments or other contracts, then unless some other reasonable arrangement is selected by the parties hereto, Buyer shall be appointed the attorney-in-fact for Seller to enforce, perform and enjoy such Purchased Assets in the name of Seller, but at the expense and for the benefit of Buyer.


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         2.       PURCHASE PRICE PAYMENT AND ALLOCATION

         2.1      PURCHASE PRICE

                  As payment in full for the Purchased Assets, Buyer will pay to Seller the sum of One Hundred Ninety Million Dollars ($190,000,000), plus (or minus) the amount by which the Net Working Capital of Seller as of the opening of business on the Closing Date, as calculated in accordance with Section 2.2, is greater (or less) than Twenty Three Million Nine Hundred Twenty Eight Thousand Dollars ($23,928,000) (the "Purchase Price"), and shall assume the Assumed Liabilities (as hereinafter defined). The $190,000,000 portion of the Purchase Price shall be paid at Closing by wire transfer of federal funds in accordance with the written instructions of Seller.

         2.2      NET WORKING CAPITAL ADJUSTMENT

                  2.2.1 "Net Working Capital" shall mean the amount of Accounts Receivable (less the Kohler recall receivable) Prepaid Expenses and Inventory, less trade accounts payable of the Business and Seller milk payable at the opening of business on the Closing Date. The working capital calculation shall also include the Elm Grove earnout liability as set forth in Schedule 4.1.5. The elements of Net Working Capital shall be calculated using the formula set forth in Schedule 2.2 and consistent with practices used in the preparation of the December 31, 1999, balance sheet pertaining to the Business.

                  2.2.2 Within ninety (90) days after Closing, Seller will calculate the Net Working Capital and deliver to Buyer its calculation. Buyer shall have the greater of thirty (30) days from delivery of such calculation or the end of the initial 90-day period in which to review Seller's calculation, during which time Seller will provide Buyer and its

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accountants with access to the books and records used in Seller's calculation of
Net Working Capital. If the Buyer disputes the accuracy of the Seller's calculation within thirty (30) days after receipt thereof, and the parties are unable to settle such dispute within an additional thirty (30) days, then the dispute may be submitted by either party to any of the Big 5 independent certified public accounting firms, other than PricewaterhouseCoopers or KPMG
(the "Accountant"), which will determine the Net Working Capital. Buyer and Seller will each pay one-half the fees and expenses of the Accountant.

                  2.2.3 To the extent that the Net Working Capital is greater or less than $23,928,000, such excess shall be paid by Buyer to Seller, or such shortfall shall be paid by Seller to Buyer, together with interest on the amount owed from Closing until the date paid at the rate of 8% per annum, within five
(5) days of agreement by the parties or final determination by the Accountant by wire transfer of federal funds in accordance with the instruction of the receiving party.

         2.3      ALLOCATION

                  Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets for tax purposes in accordance with the Internal Revenue Code and applicable rules and regulations thereunder and as mutually agreed by Buyer and Seller. Seller and Buyer agree to report the allocation of the Purchase Price in a manner entirely consistent with such allocation and agree to act in accordance with such allocation in the filing of all income tax returns (including, without limitation, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto. Buyer and Seller

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agree that the valuation in respect of the tangible personal property, including
Inventory and Owned Real Property, for tax purposes shall be based upon a valuation prepared by Cambridge Partners. In addition, Buyer and Seller agree that the assets of the JV Company, as defined in Section 7.8, shall be adjusted in accordance with Sections 743(b) and 755 of the Code and regulations thereunder, and Buyer and Seller shall mutually agree on the valuations required by those Sections.

3.       THE CLOSING

         The consummation of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Buyer located at 3600 N. River Road, Franklin Park, Illinois, within five (5) days after expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") and shall be effective at the opening of business on such date, except as may be otherwise agreed by the parties as to time and place. The date on which the Closing is completed is referred to herein as the "Closing Date". At the
Closing:

         3.1 Seller will execute and deliver to Buyer such special warranty deeds, bills of sale, assignments, endorsements, and other good and sufficient instruments of transfer or conveyance as Buyer may reasonably request, in order to convey and transfer to Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens, claims and encumbrances, except for "Permitted Exceptions" (as hereinafter defined).

         3.2 Buyer shall pay to Seller the Purchase Price in accordance with
Section 2 and shall assume the Assumed Liabilities in accordance with Section 4.

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         3.3 Seller shall deliver to Buyer possession of all of the Purchased
Assets, and the entire right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer on the Closing Date; and

         3.4 The parties shall execute and deliver all other documents required by the provisions hereof to be delivered at the Closing.


4.       ASSUMPTION OF LIABILITIES

         4.1      ASSUMED LIABILITIES

                  At the Closing, Buyer will assume and agree to pay, perform and discharge only the following liabilities (the "Assumed Liabilities") of Seller related to the Business:

                  4.1.1 Except to the extent reflected in accounts payable, all obligations and liabilities of Seller which first accrue or are to be first performed or satisfied on or after the Closing Date under the Assigned Contracts;

                  4.1.2 The trade accounts payable and milk payables of Seller, to the extent reflected in the Net Working Capital;

                  4.1.3 The accrued expenses of Seller to the extent set forth in Schedule 4.1.3 attached hereto with such changes in amounts as occur in the ordinary course of business between the dates set forth therein and the Closing;

                  4.1.4 The obligations to Transferred Employees set forth in
Section 13.5; and

                  4.1.5 The obligations set forth on Schedule 4.1.5.


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         4.2      EXCLUDED LIABILITIES

                  Buyer will not assume and does not agree to pay, perform, or discharge any liability or obligation of Seller not specifically assumed pursuant to Section 4.1 ("Excluded Liabilities"), which Seller agrees that it will timely pay, perform or discharge as and when they become due.

5.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that, subject in the case of the representations and warranties in each particular section below to the exceptions set forth in the corresponding disclosure schedule (except for Sections 5.1, 5.2 and 5.3, the following representations and warranties are made by Seller only with respect to the Business and the Purchased Assets):

         5.1      ORGANIZATION, QUALIFICATION AND POWER

                  Seller is a cooperative corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota. Seller has the corporate power and authority to execute and deliver, and carry out the transactions on its part contemplated by, this Agreement.

         5.2      AUTHORITY FOR TRANSACTION

                  The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on the part of Seller, including approval by the board of directors of Seller. This Agreement, the Joint Venture Operating Agreement, the Joint Venture License Agreement, the Trademark License Agreement, the Supply Agreement, the Employee

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Lease Agreement, the Foodservice Copack Agreement and the Transition Services
Agreement (together the "Ancillary Agreements") have been duly and validly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         5.3      NO CONFLICT

                  Except for any contracts for which consent is required pursuant to Schedule 8.6, the execution and delivery of this Agreement by Seller, and the consummation of the transactions provided for herein and the fulfillment of the terms hereof, will not result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, any agreement, indenture or other instrument to which Seller is a party or by which Seller or any of the Purchased Assets are bound, the charter or by-laws of Seller or any judgment, decree, order or award of any court, governmental body or arbitrator or any law, rule or regulation applicable to Seller and will not result in the creation or imposition of any lien, security interest, charge or encumbrance (except such as may be created by Buyer) on any of the Purchased Assets. Except as set forth in Schedule 5.3 and filing under the HSR Act, no consent, notice, authorization or approval of, or the granting of any exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action by Seller provided for herein.

         5.4      OWNED REAL PROPERTY

                  Schedule 5.4 sets forth a summary description of all Owned Real Property. Seller has good and marketable title in fee simple to, and is in sole possession of, each parcel of the Owned Real Property including the buildings, structures, fixtures and

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improvements situated thereon, free and clear of any liens, mortgages, security interests, easements, covenants or other restrictions except as set forth in
Schedule 5.4, all referred to as "Permitted Exceptions." Except as set forth on
Schedule 5.4, the Permitted Exceptions are not violated by and do not interfere with the present use of the Owned Real Property and the use and locations of the improvements located thereon. Seller has not granted any options to purchase or otherwise acquire all or any part of the Owned Real Property. Seller has all easements and rights, including, but not limited to, easements for all utilities, services, roadways and other means of ingress and egress, necessary to conduct the Business as currently being conducted. Neither the whole nor any portion of any Owned Real Property has been or is now being condemned, requisitioned or otherwise taken by any public authority. To the best of Seller's knowledge, no such condemnation, requisition or taking is threatened or contemplated. Except as disclosed in Schedule 5.4, Seller is not in violation of, and has not received any notice from any city, village or other governmental authority of, any zoning, building, fire or health code violation in respect of any parcel of the Owned Real Property. All buildings, plants, improvements and structures located on the Owned Real Property have been and are being maintained in good condition and repair, ordinary wear and tear excepted, and are adequate for the Business as currently conducted. Except as disclosed in Schedule 5.4, there are no encroachments onto the Owned Real Property of any improvements on any adjoining property which interfere with the conduct of the Business as presently conducted, and no improvement on the Owned Real Property encroaches on any adjoining property. The most recent assessed valuation, and most recent tax bill, for each parcel of Owned Real Property is set forth on Schedule 5.4.


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         5.5      LEASED REAL PROPERTY

                  Schedule 5.5 sets forth the real estate leases for Leased Real Property, including identification of the lessor, lessee, rent payable, term and street address. Seller has delivered to Buyer complete and accurate copies of all such written leases as the same may have been amended or modified and a summary of the terms of all oral leases. Seller has not exercised or assigned any options to purchase any Leased Real Property. Neither the whole nor any portion of any Leased Real Property has been or is now being condemned, requisitioned or otherwise taken by any public authority. No amount payable under any real estate lease is past due. Seller has not delivered any notices of default to any landlord of the Leased Real Property for defaults not yet cured, except as set forth in Schedule 5.5. Seller has not received any written or oral notice of a default (which has not been cured), offset or counterclaim under any real estate lease, or any other written communication calling upon Seller to comply with any provision of any real estate lease or asserting noncompliance and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any real estate lease, except as may be disclosed in Schedule 5.5. To the best of Seller's knowledge, no grounds exist which would warrant the declaration of a default under any real estate lease. Such real estate leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles. Except as set forth in Schedule 5.5, Seller is not in violation of, and has not received any written notice from

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any city, village or other governmental authority, or from any other third party, of any zoning, building, fire or health code violation in respect of the Leased Real Property.

         5.6      TITLE TO PURCHASED ASSETS

                  Except as set forth in Schedule 5.6 and except for Owned Real Property, Seller has, or will as of the date of Closing have, good title to all the Purchased Assets, free and clear of any and all liens, claims, security interests, charges or encumbrances of any kind or character, and the sale and delivery of the Purchased Assets pursuant hereto shall vest in Buyer good title thereto, free and clear of any and all liens, claims, security interests, charges or encumbrances of any kind or character, except those disclosed in
Schedule 5.6 to this Agreement. To the knowledge of Seller, the personal property of Seller in the aggregate is in good condition and working order in all material respects.

         5.7      INVENTORY

                  All Inventory existing as of the opening of business on the Closing Date will be valued for purposes of Net Working Capital in accordance with Schedule 2.2. The Inventory is of good and merchantable quality, is saleable or useable for the purpose for which it is intended, without any material defects, meets all applicable specifications and standards, and is not damaged or obsolete. Except as set forth in Schedule 5.7, the quantities of raw materials, packaging and finished goods transferred to Buyer on the Closing Date are not in excess of what is necessary to operate the business of Seller in the ordinary course consistent with past practices. Except as set forth on Schedule 5.7, no Inventory is held on consignment by or for the Business. No warranty is made by Seller with respect to any Inventory not included in Net Working Capital pursuant to Section 2.2. All ingredients and finished products constituting Inventory will: (a) comply in all

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respects with (i) the Federal Food, Drug and Cosmetic Act, approved June 25,
1938 (the "Act") and all acts amending or supplementing the Act (including, without limitation, the Food Additive Amendment of 1958), and (ii) the pure food and drug laws of each and all states of the United States into which any such product would normally be shipped by Seller, (b) not be adulterated or misbranded within the meaning of the Act or such state laws, (c) not be prohibited from being introduced into interstate commerce under the provisions of Section 404 or 505 of the Act, and (d) not contain a hazardous substance or a banned substance.

         5.8      ACCOUNTS RECEIVABLE

                  All Accounts Receivable will be valued for purposes of Net Working Capital in accordance with Exhibit 2.2.

         5.9      PROPRIETARY RIGHTS

                  Schedule 5.9 contains a complete and correct list of all trademarks, trade names, service marks, patents, copyrights, registrations or applications therefor and licenses or rights under the same, which have been issued to or filed by Seller with respect to the Intellectual Property (the "Patent and Trademark Rights") and, to the extent indicated in Schedule 5.9, the same have been duly registered in the offices as are indicated therein. Seller is the sole and exclusive owner of such Patent and Trademark Rights, the holder of the full record title to such trademark registrations and the sole owner of the inventions covered by such patents and patent applications. Such registrations and applications are in full force and effect and have not been canceled, opposed, abandoned or withdrawn. Except as set forth in Schedule 5.9, with respect to each item of Intellectual Property: (i) Seller possesses all right, title and interest in and to,

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and has the sole and exclusive right to use each such item, free and clear of any mortgages, liens, encumbrances, equities, claims and obligations to other persons of whatever kind and character; (ii) there are no claims or demands of any other person, firm or corporation pertaining to the aforesaid, no proceedings have been instituted, are pending or, to the best knowledge of Seller, are threatened which challenge Seller's rights in respect thereto; and
(iii) none of the items infringes upon or otherwise violates the rights of others or is being infringed by others and none is subject to any outstanding order, decree, judgment or stipulation. The continued conduct of the Business as currently conducted will not involve infringement or other unlawful invasion of any third party's proprietary rights. Except as set forth on Schedule 5.9, to the best knowledge of Seller, no other person or business entity is using any of the trademarks, trade names or service marks on or in connection with products of the same general type as the Products.

         5.10     CONTRACTS AND COMMITMENTS

                  (a) Schedule 5.10 contains a complete list of (or with respect to oral contracts a summary description of) each contract, commitment and license of the Business that by its terms can reasonably be expected to require future payment by or to Seller of $25,000 or more individually, or $100,000 or more in the aggregate (except for purchase and sale orders which are addressed in clause (iv) below) or that is material to the operations, assets, business or financial condition of the Business, including but not limited to the following (together the "Material Contracts"):

                  (i) all employment contracts and commitments between Seller and the employees of the Business;


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                  (ii) all collective bargaining agreements and union contracts to which Seller is a party related to the Business;

                  (iii) all contracts or commitments, written or oral, with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives, customers, and other persons, firms, or corporations engaged in the sale or distribution of Products by the Business;

                  (iv) all purchase orders for goods or services issued by Seller requiring payment by the Business in excess of $50,000, all written sales or purchase orders received by Seller with respect to the Business in excess of $50,000 and all purchase or sales orders with respect to the Business that call for delivery or performance on a date more than one year from the date of this Agreement;

                  (v) all contracts and arrangements between Seller or any person or entity that controls, is controlled by, or is under common control with, Seller or any family member of any such person (such entity or person, being hereinafter referred to as an "Affiliate") that in any way relate to the Business or the Purchased Assets;

                  (vi) all contracts and commitments and instruments of Seller with respect to the Business reflecting obligations for borrowed money or for other indebtedness or guarantees thereof;

                  (viii) all contracts or licenses related to the Intellectual Property; and

                  (ix) all agreements under which the Seller is lessee or lessor of or holds or operates any personal property used in the Business.

         (b) Seller has furnished Buyer on or before the date of this Agreement with correct and complete copies of all Material Contracts, and there have been no

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modifications, amendments or terminations thereof not reflected in such copies.
Each of the Material Contracts is a valid, binding, subsisting and enforceable agreement of Seller in accordance with its terms. Seller has performed, and has the ability to continue to perform, all obligations required to be performed by it under each contract, commitment and understanding, written or oral, to which it is a party or by which it is bound (whether or not a Material Contract) and is not in any respect in breach of or default under, nor in receipt of any claim of default or breach under, any such contract, commitment or understanding, no event has occurred which with the passage of time or giving of notice or both would cause such a breach of or default under any such contract, commitment or understanding; Seller has no present expectation or intention of not fully performing or inability to perform, its obligations under any such contract, commitment or understanding; Seller has no knowledge of any breach or anticipated breach by any other party to any such contract, commitment or understanding; each such contract, commitment or understanding has been entered into in the ordinary course of business; and none of the contracts, commitments or understanding binding on Seller contains terms or conditions that are materially adverse to Seller.

         (c) Seller is not a party to any written agreement that would restrict it from carrying on the Business anywhere in the world; provided, however, the parties acknowledge and agree that certain intellectual property rights licensed to the Buyer are limited to the United States only.

         (d) Except as set forth in Schedule 5.10, none of the Material Contracts requires consent to assignment.

         (e) Except as set forth in Schedule 5.10, each of the Material Contracts that is an oral contract can be terminated without liability by Seller on ninety days or less notice.

         5.11     MOTOR VEHICLES

                  All motor vehicles of Seller with respect to the Business (whether owned or leased) are listed in Schedule 5.11.

         5.12     BOOKS AND RECORDS, FINANCIAL STATEMENTS

                  The books and records of account of the Business have been accurately kept, are correct and complete, and have been maintained in accordance with customary business practices and any regulatory requirements applicable to Seller.

                  Schedule 5.12 contains the unaudited balance sheet of the Business as of December 31, 1999, and the unaudited statements of operating income and cash flow of the Business for the year ended December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and accurate and fairly present the financial condition of the Business as of the respective dates thereof (except as may be indicated in the notes thereto). The Financial Statements have been derived from the internal books and records of the Seller which have been maintained in a manner consistent with the accounting practices of the Seller and the financial information reflected in the Financial Statements is included in the Seller's consolidated financial statements which are prepared in accordance with GAAP consistently applied.

         5.13     NO CHANGES

                  Except for general economic conditions or conditions affecting the dairy industry as a whole, since December 31, 1999, there has not been any material adverse change in the business, operations or condition of the Business, financial or otherwise.

Without limiting the generality of the foregoing, since that date, except as set forth on Schedule 5.13, since December 31, 1999:

                  (a) Seller has not sold, leased, transferred or assigned any Purchased Assets, tangible or intangible, except for sales of inventory in the ordinary course of its business;

                  (b) no party (including the Seller) has accelerated, terminated, made material modifications to or canceled any Material Contract with respect to the Business;

                  (c) the Seller has not made any capital expenditures with respect to the Business in excess of the budgeted amount for capital expenditures previously provided to the Buyer by Seller;

                  (d) the Seller has not mortgaged, pledged or subjected to any security interest any of the Purchased Assets;

                  (e) the Seller has not waived or released any of its material rights with respect to the Business;

                  (f) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (g) the Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of the Purchased Assets;

                  (h) the Seller has not made any loan to, or entered into any other transaction with any of those employees of the Business listed on Schedule 5.13, other than the advance or reimbursement of reasonable business expenses incurred or to be incurred in the ordinary course of business;

                  (i) the Seller has not entered into any employment contract with any of those employees of the Business listed on Schedule 5.13 or any collective bargaining agreement, written or oral, pertaining to the Business or modified the terms of any existing such contract or agreement;

                  (j) the Seller has not granted any increase in the compensation payable or to become payable to any of those employees of the Business listed on Schedule 5.13, except for annual increases in the ordinary course of business consistent with past practice;

                  (k) the Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of those employees of the Business listed on Schedule 5.13 (or taken any such action with respect to any other Employee Benefit Plan); and

                  (l) the Seller has not committed to any of the foregoing.

         5.14     NO UNDISCLOSED LIABILITIES

                  The Business does not have any debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise, required by Generally Accepted Accounting Principles to be shown on the face of a balance sheet, except those which (i) are accrued or reserved against in the Financial Statements, (ii) have been specifically disclosed in the Schedules hereto by reference to the specific section of this Agreement to which such disclosure relates, or (iii) have been incurred since December 31, 1999 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with Seller's past practices (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

         5.15     COMPLIANCE WITH LAW

                  Except as set forth in Schedule 5.15 or Schedule 5.17, Seller has conducted and is conducting the Business in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced, or to the knowledge of Seller is threatened, against any of them alleging any failure to so comply.

         5.16      CLAIMS AND LITIGATION

                  Except as set forth in Schedule 5.16, there are no actions, suits, judgments, decrees, orders or proceedings (whether or not purportedly on behalf of Seller) pertaining to or, to the best knowledge of Seller, threatened against, Seller that affect the operation of the Business, the Purchased Assets, or the sale thereof. Other than as set forth in Schedule 5.16, there are no existing grounds known to Seller on which any such action, suit or proceeding might be commenced.

         5.17     ENVIRONMENTAL

                  "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions and judicial and administrative orders and determinations having the force or effect of law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         (a) Environmental, Health, and Safety Matters. With respect to the Owned Real Property:

                  (i) Except as set forth on Schedule 5.17, Seller, and to the knowledge of Seller its predecessors, have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Plants and the operation of the Business; a list of all such permits, licenses and other authorizations is set forth in Schedule 5.17.

                  (iii) Except as set forth on Schedule 5.17, neither Seller, nor to the knowledge of Seller its predecessors, have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) Except as set forth in Schedule 5.17, after reasonable investigation, Seller has no knowledge of the existence of any of the following at any parcel of the Owned Real Property: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas. If Buyer, in the course of its due diligence investigation, discovers the existence of any of the foregoing, it shall so notify Buyer prior to the execution of this Agreement.

                  (v) Neither Seller, nor to the knowledge of Seller its predecessors, have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health, and Safety Requirements.

                  (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called
"transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  (vii) Neither Seller, nor to the knowledge of Seller any of its predecessors, have either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

                  (viii) No facts, events or conditions relating to the Plants or Business will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         Schedule 5.17 identifies, with respect to the Business, all environmental audits or assessments or occupational health studies undertaken by governmental agencies or by the Seller's consultants, the results of ground water and soil testing, the results of underground fuel, water or waste tank tests and soil samples, written communications with environmental agencies regarding violations or potential violations of environmental laws, and OSHA citations made within the past three (3) years.

         5.18     TAXES

                  Except as set forth in Schedule 5.18, Seller has, within the time and manner prescribed by law, filed all returns, declarations, reports and statements required to be filed by it in respect of any Taxes (as hereinafter defined) and Seller has, within the time and in the manner prescribed by applicable law, paid all Taxes that are due with respect to the periods covered thereby. Except as set forth in Schedule 5.18, there are no deficiencies for any Taxes that have been asserted in writing or assessed against Seller which remain unpaid and which are not being contested in good faith by appropriate proceedings. Except as set forth in Schedule 5.18, Seller has not given any waiver or extension which continues in effect any period of limitation governing the time of assessment or collection of any Taxes. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts due or owing to any employee, independent contractor, creditor, or any other third party. The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the Internal Revenue Code or any other provision of applicable law. For purposes of this Agreement, "Taxes" shall mean any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, but only as they pertain to the Business. In addition, Seller shall furnish Buyer with an affidavit stating the transferor's U.S. taxpayer identification number and that the transferor is not a foreign person pursuant to section 1445(b)(2) of the Internal Revenue Code.

         5.19     PRODUCT WARRANTY

                  Each Product of the Business manufactured, sold, or delivered by Seller has been in conformity with applicable contractual commitments and express and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith except for product liability suits disclosed in Schedule 5.19 that are covered by insurance. No Product manufactured, sold, or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 5.19 includes copies of the standard terms and conditions of sale of Products by the Business (containing applicable guaranty, warranty, and indemnity provisions). Seller has provided Buyer with all existing records of product warranty claims against Seller pertaining to the Business for the past three (3) years.

         5.20     PRODUCT INDEMNITY

                  Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) arising out of injury to individuals or property as a result of the ownership, possession or use of any Product manufactured, sold, leased or delivered by the Business not covered by Seller's insurance.

         5.21     CUSTOMERS AND SUPPLIERS

                  Schedule 5.21 is a complete and correct list of the top twenty-five (25) customers of the Business by dollar volume who have purchased Products from Seller during the fiscal year ended December 31, 1999 and during the period from January 1, 2000 through March 31, 2000 and a complete and correct list of the top ten (10) suppliers to the Business by dollar volume of product to Seller during the fiscal year ended December 31, 1999. Except in the ordinary course of business or as disclosed in Schedule 5.21 hereto, there are no facts or events known to Seller indicating that any of these customers or suppliers intends to cease doing business or adversely alter the amount or method of business it is currently doing with Seller. No supplier or customer of the Business, and no officer, director, or employee of any such supplier or customer, has received from Seller or any officer, director, employee or agent of Seller, directly or indirectly, any benefit (whether in the form of cash, a cash equivalent, or tangible or intangible property) which violates or contradicts any applicable federal, state or local statute. Neither Seller nor any officer, director, employee or agent of Seller has a prospective obligation to convey, directly or indirectly, to any customer or supplier of the Business, or any officer, director, or employee of such customer or supplier, any benefit (whether in the form of cash, a cash equivalent, or tangible or intangible property), which would violate or contradict any applicable federal, state or local statute.

         5.22     ARRANGEMENTS WITH RELATED PARTIES

                  Except as set forth in Schedule 5.22, no officer, director or executive employee of Seller, nor any member of the immediate family of any such person, nor any entity controlled by any of the foregoing or in which any of the foregoing (a) has any direct or indirect interest in any of the Purchased Assets; (b) has filed any patent or trademark application which arises out of any of the operations of the Business or is capable of being used or availed of in connection therewith; or
(c) except as set for in Schedule 5.22. has any direct interest in any entity which does business with the Business or is competitive with the Business (other than shareholdings in publicly-held corporations which in the aggregate total not more than one percent of any class of stock of such publicly-held corporations).

         5.23     INSURANCE

                  Schedule 5.23 contains (i) a complete and accurate description of Seller's self-insurance practices and items covered by such self-insurance pertaining to the Business and (ii) a complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by or for the benefit of the Business (collectively, the "Insurance Policies"). The Purchased Assets, whether owned or leased, are insured by reputable insurance companies licensed to do business in the state in which such property is located in amounts customarily carried by comparable businesses. All current Insurance Policies are and will remain in full force and effect through the Closing Date and, to the best knowledge of Seller, there is no notice of or basis for any modification, suspension, termination, or cancellation of any Insurance Policy.

         5.24     INTENTIONALLY OMITTED.

         5.25      BROKERS

                  Seller has not employed, commissioned or otherwise engaged any broker or finder with respect to the transactions herein contemplated except for Goldsmith, Agio, Helms & Lynner, Ltd. whose fee will be paid by Seller.

         5.26     EMPLOYEES

                  Schedule 5.26 contains a true and complete list of the name, start date, position and present rate of compensation, direct and indirect of each employee of the Business. Neither Seller nor any of its employees is now, nor during the past five years has been subject to or involved in or, to the best of Seller's knowledge, threatened with, any union election, petition therefor or other organizational activity, except as described in Schedule 5.26. Except as set forth in Schedule 5.26, there are no unfair labor practices, employment related litigation or administrative proceedings pending or, to the knowledge of Seller, threatened involving any employee of the Business.

         5.27     FRINGE BENEFIT PLANS

         (a) Schedule 5.27 contains a true and complete list and summary description of each pension, retirement, profit-sharing, stock purchase, stock option, vacation, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement, or understanding, or medical, vision, dental, or other health plan, or life insurance or disability plan, or any other employee benefit plans, including, without limitation, any "employee benefit plan" as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal, written or oral, to which Seller contributes, or is a party, or is bound, or under which it may have liability, and under which employees of the Business (or its beneficiaries) are eligible to participate or derive a benefit (the "Plans").

         (b) With respect to the Plans, except as set forth in Schedule 5.27;
(1) each such plan that is a retirement plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws; and (2) no liability has been, or is expected to be, incurred by Seller under Sections 4062, 4063, or 4064 of ERISA with respect to the Plans. The transactions contemplated by this Agreement will not result in liability for severance pay or similar payments to Transferred Employees.

         (c) Seller is in compliance in all respects with its obligations under all statutes, executive orders and other governmental regulations governing employment practices, including without limitation, provisions relating to wages, hours, equal opportunity, discrimination in employment, and payment of social security and other taxes. All payments to employees of the Business which would have been paid in the ordinary course of business on or before the Closing Date shall have been paid as of the Closing. Except as described in Schedule 5.27, deferred compensation and accrued bonuses of the employees of the Business existing at the Closing Date will be consistent with the past compensation practices of Seller. Schedule 5.27 contains a complete list of employees of the Business currently claiming or receiving Workers Compensation benefits.

         (d) With respect to any multi-employer employee benefit pension plan to which Seller is obligated to make contributions (the "Pension Fund") on behalf of employees of the Business, Buyer agrees that it shall contribute to the Pension Fund for substantially the same number of contribution base units for which Seller had an obligation to contribute to the Pension Fund in connection with the Business immediately prior to the Closing, and to comply with the obligations of Section 4204 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), so as to prevent the Pension Fund's assessment of withdrawal liability as a result of the transactions contemplated by this Agreement. If Buyer withdraws in a complete or partial withdrawal within the first five plan years following the plan year in which the Closing occurs and to the extent provided in Section 4204(a)(1)(C) of ERISA, Buyer will have the primary obligation to pay any amounts imposed by the Pension Fund in accordance with the schedule established by the Pension Fund. Seller will assume secondary liability to the Pension Fund as provided in Section 4204(a)(1)(C) of ERISA should Buyer default within the first five (5) plan years following the plan year in which the Closing occurs on its primary withdrawal liability obligation. In this regard, Seller agrees to cooperate with Buyer in any reasonable arrangement that may be needed to avoid triggering withdrawal liability under the Pension Fund. In addition, Seller and Buyer shall fully cooperate and provide such information and documentation to the Pension Fund as it shall require for Buyer and Seller to obtain variances from the bonding requirements of ERISA Sections 4204(a(1)(B) and 4204(a)(3), respectively. Without limiting the generality of the foregoing, if the Pension Fund denies the Buyer or Seller its variance from the bonding requirements of ERISA Section 4204(a)(3), Buyer agrees to post with the Pension Fund, on behalf of and for the account of Seller, a bond in an amount to be established by the Pension Fund, for a period not to exceed the first five (5) full plan years of the Pension Fund after the Closing Date and Seller shall bear the cost of such bond. Buyer and Seller intend that this Agreement be interpreted so as to meet the requirements of
Section 4204 of ERISA.

                  Notwithstanding anything to the contrary, in the event of the Buyer's complete or partial withdrawal from the Pension Fund at anytime before the end of the first five (5) plan years after the Closing Date, Seller agrees to indemnify and hold harmless the Buyer with respect to the imposition of complete or partial withdrawal liability on the Buyer by the Pension Fund to the extent (but only to the extent) by which the amount of such complete or partial withdrawal liability imposed on the Buyer by the Pension Fund exceeds the amount of the withdrawal liability that would have been imposed on the Buyer at the time of such complete or partial withdrawal had the sale of assets provided for in this Agreement not qualified under Section 4204 of ERISA with respect to the Pension Fund, and as if the Buyer's withdrawal liability had thus been determined without regard to any contributions the Seller was required to make to the Pension Fund for periods prior to the Closing.

         5.28     AUTHORIZATIONS

                  Seller has all licenses, permits, approvals and other authorizations as are necessary in order to enable it to own, operate, and use its assets and conduct the Business as it is currently being conducted and own, occupy and lease the Owned Real Property and the Leased Real Property. All permits, licenses, approvals and authorizations are in full force and effect, and Seller is not is in violation of any term or provision or requirement of any such permit, license, approval or authorization. Seller does not warrant any of the foregoing are transferable to Buyer, but Seller shall provide reasonable cooperation to Buyer in order to effect any transfer or assignment to Buyer which may be permitted. No violations have been recorded or notified to Seller in respect of any such licenses, approvals or authorizations, and no proceeding is pending or, to the knowledge of Sellers, threatened or contemplated with respect to the revocation or limitation of the same.

         5.29     TRADE PROMOTION PROGRAMS.

                  Schedule 5.29 sets forth a general description of all performance, deal, promotional or other similar programs of the Business, including redemption of coupons, whether to the trade or consumers, which are outstanding and have not been fully redeemed by Seller.

         5.30     COMPLETE RIGHTS

                  Except as set forth in Schedule 5.30, the Purchased Assets include all rights used for the conduct of the Business and are sufficient to permit Buyer to conduct the Business as it has been and is being conducted by Seller without infringing on the rights of any other person or entity.

         5.31     DISCLOSURES

                  No representation or warranty of Seller contained in this Agreement, and no statement contained in any certificate, Exhibit, Schedule, list or other instrument furnished to Buyer by or on behalf of Seller pursuant to the provisions hereof, contains any untrue statement of a fact or omits to state a fact necessary to make any statement contained herein or therein, in light of the circumstances under which it was made, not misleading.

         5.32     BULK SALES ACT

                  Seller has complied with any requirements imposed on it pursuant to any bulk sales law applicable to the transactions contemplated hereby.

6.       REPRESENTATIONS OF BUYER

         Buyer represents and warrants to Seller as follows:

         6.1      ORGANIZATION AND STANDING OF BUYER

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to execute and deliver, and carry out the transactions on its part contemplated by, this Agreement.

         6.2      AUTHORITY FOR TRANSACTION

                  The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder, and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on the part of Buyer, including approval by the board of directors of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         6.3      NO CONFLICT

                  The execution and delivery of this Agreement by Buyer, and the consummation of the transactions provided for herein and the fulfillment of the terms hereof, will not result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, any agreement, indenture or other instrument to which Buyer is a party or by which Buyer is bound, the charter or by-laws of Buyer or any judgment, decree, order or award of any court, governmental body or arbitrator or any law, rule or regulation applicable to Buyer. Except for filing under the HSR Act, no consent, authorization or approval of, or the granting of any exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Buyer of this Agreement or the taking of any action by Buyer provided for herein.

         6.4      DISCLOSURES

                  No representation or warranty of Buyer contained in this Agreement, and no statement contained in any certificate, Exhibit, Schedule, list or other instrument furnished to Seller by or on behalf of Buyer pursuant to the provisions hereof, contains any untrue statement of a fact or omits to state a fact necessary to make any statement contained herein or therein, in light of the circumstances under which it was made, not misleading.

         6.5      BROKERS

                  Buyer has not employed, commissioned or otherwise engaged any broker or finder with respect to the transactions herein contemplated.

7.       AGREEMENTS PRIOR TO THE CLOSING

         7.1      FULFILLMENT OF CONDITIONS

                  Each party hereto agrees to use its reasonable best efforts to take any action necessary or appropriate to cause the conditions set forth in Sections 8 and 9 (including, without limitation, the obtaining of any required consents of third parties) to be fulfilled at or prior to the Closing. Without limiting the generality of the foregoing, each party will use its reasonable best efforts to refrain from taking any action which would cause, and shall use its reasonable best efforts to take any action necessary to prevent, any of the representations and warranties made by it this Agreement not to be true and correct in all respects at and as of the Closing Date with the same force and effect as if then made, subject only to exemptions permitted or expressly contemplated by this Agreement. Promptly upon becoming aware of any fact, or of the occurrence or impending or threatened occurrence of any event, which would cause or constitute a breach, or would have caused or constituted a breach, of any of such representations and warranties had such fact been known or such event occurred prior to the date hereof, the party making such representation shall give detailed written notice thereof to the other.

         7.2      INSPECTION AND INFORMATION

                  Buyer may, through its representatives, accountants and attorneys, make such investigation of the Business and Purchased Assets, including the financial and legal condition of the Business, as it may deem necessary or advisable for the purpose of confirming the satisfaction of the representations and warranties made hereby, but without the written consent of Seller (which may be withheld in its discretion) Buyer shall not contact employees, customers or suppliers of the Business. Seller shall have the right to participate in any conversation with any employee, customer or supplier. Seller agrees to make available to such persons its books, tax returns, records and other data and its personnel as may from time to time be reasonably requested (provided, however, that such investigation shall be made only at reasonable hours and so as not to interfere with Seller's operations). Seller further agrees to furnish Buyer with such financial and operating data and other information with respect to the Business, properties and

Purchased Assets and financial and legal condition as Buyer or its representatives, accountants and attorneys from time to time reasonably request.

         7.3      CONFIDENTIALITY

                  Whether or not the transaction contemplated hereby are consummated, each of the parties hereto agrees to keep confidential any and all information and data with respect to the other party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the public; provided, however, that notwithstanding the foregoing each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law or (b) during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated.

         7.4      CONDUCT OF BUSINESS

                  Between the date of this Agreement and the Closing Seller shall conduct the Business in the usual and ordinary course in compliance with all laws applicable to the conduct of the Business and shall not (without the prior written consent of Buyer) as it pertains to the Business: (a) subject or suffer to be subjected any of the Purchased Assets to any lien or encumbrance;
(b) sell or transfer any of the Purchased Assets other than by sales made in the ordinary course of business, (c) cancel any receivables, debts or claims except in the ordinary course of business; (d) [sell, transfer or license any patents, inventions, know-how, trade secrets or other items included in the Purchased Assets; (e) make any changes in director or officer compensation, or any commitments therefor or in compensation of any other] make any changes in compensation of any employee, except in the ordinary course of business; (f) purchase any property or assets other than in the ordinary course of business or lease any property or guarantee the indebtedness of any other person or entity; (g) amend or modify in any material respect the terms of, or terminate, any Material Contract; (h) enter into any contracts, commitments or transactions other than in the ordinary course of business; (i) obligate itself to make capital expenditures in excess of $100,000; or (j) agree to do any of the foregoing.

         7.5      PRESERVATION OF SELLER'S EXISTING RELATIONSHIPS

                  Between the date of this Agreement and the Closing, the Seller shall use its reasonable best efforts to continue existing relationships with customers of the Business, suppliers of the Business, employees of the Business and others having business relations with the Business and to keep intact the Business and Purchased Assets, including the present operations, physical facilities and working conditions of the Business.

        7.6    NO NEGOTIATIONS, ETC.

                 Seller will not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of its officers or employees) relating to any liquidation, dissolution or recapitalization of, merger or consolidation with or into, or acquisition or purchase of assets of or of any equity interest in, the Business or relating to any other similar transaction or business combination involving the Business, or participate in any discussions or negotiations regarding, or furnish to any other person or entity except as required by legal process any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall immediately notify Buyer if any such proposal or offer, or any inquiry or contact with any person or entity with respect thereto, is made.

         7.7      HART-SCOTT-RODINO FILING.

                  Each party will (a) make the initial filings required of it or any of its affiliates under Section 7A of the HSR Act within five (5) days of the date of this Agreement, (b) comply at the earliest practicable date with any request for additional information received by any of the parties from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) use its reasonable best efforts to avoid a Second Request under the HSR Act and (d) cooperate with each other in connection with the other party's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state attorney general.

         7.8      JOINT VENTURE

                  Prior to Closing, Seller shall organize a limited liability company ("JV Company") pursuant to a certificate of formation and operating agreement in the form as set forth as Exhibit A attached hereto. Seller shall capitalize the JV Company with an initial capitalization of Two Million dollars ($2,000,000). In addition, Seller shall make an election under Section 754 of the Code with respect to the JV Company.

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1      REPRESENTATIONS TRUE AT CLOSING

                  Seller's representations and warranties contained in this Agreement shall be true at the date hereof and at the time of the Closing as though made at and with respect to the time of the Closing, except for breaches that in the aggregate would not have a material adverse effect on the Business.

         8.2      PERFORMANCE

                  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3      OFFICERS' CERTIFICATES

                  Buyer shall have received a certificate of the president or a vice president of Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2.

         8.4      NO INJUNCTION

                  No suit, action or proceeding shall be pending before or by any court or governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby. In the event any such suit, action or proceeding is pending on the Closing Date, the Closing shall be delayed for up to thirty (30) days to resolve any such suit, action or proceeding. If at the end of the thirty (30) day period such suit, action or proceeding is still pending, Buyer or Seller may terminate this Agreement in accordance with Section 10.1.

         8.5      INSTRUMENTS OF TRANSFER

                  Seller shall have delivered to Buyer such special warranty deeds and/or assignments of beneficial interest and such bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of transfer and conveyance as, in the reasonable opinion of Buyer's counsel, shall be effective to vest in Buyer good title to the Purchased Assets, subject to such encumbrances and imperfections of title as are permitted by this Agreement.

         8.6      THIRD PARTY CONSENTS

                  Seller shall have delivered to Buyer those consents set forth in Schedule 8.6 relating to a small number of Material Contracts, except for those consents waived and by the Buyer pursuant to Section 1.3.

         8.7      TITLE INSURANCE COMMITMENT

                  Commitments with respect to the Owned Real Property from First American Title previously delivered to Buyer to issue an owner's policy of title insurance (ALTA Owner's Form B-1996 with extended coverage over standard printed exceptions No. 1-5) in such amount as Buyer and Seller shall determine covering the Owned Real Property in usual and customary form, and subject only to the Permitted Exceptions set forth on Schedule 5.4, shall not have been withdrawn or modified in any material respect.

         8.8      SURVEYS

                  Buyer shall have received certified surveys of the Plants, dated of recent date, prepared by a registered land surveyor, and including legal descriptions and certifications, in form satisfactory to Buyer's counsel, showing the boundary lines and location of the Plants and the location of all buildings and improvements thereon in compliance with the standards of the American Land Title Association and the title insurer's requirements for issuance of its extended coverage endorsement.

         8.9      CERTIFIED RESOLUTIONS

                  At the Closing Buyer shall have received copies certified by the secretary or an assistant secretary of Seller of the resolutions of Seller's board of directors authorizing the execution and delivery of this Agreement and approving the sale of Purchased Assets and other transactions contemplated hereby.

         8.10     CERTIFICATES OF GOOD STANDING

                  At the Closing Buyer shall have received certificates, issued by the appropriate Secretary of State as of a date within ten (10) days of the Closing, as to the good standing of Seller in its state of incorporation.

         8.11     HART-SCOTT-RODINO COMPLIANCE

                  Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and the transactions contemplated by this Agreement can be consummated in their entirety without (i) divestiture or disposition of any of the Purchased Assets, (ii) any modification in the structure of the transaction, (iii) Seller or Buyer entering into any consent agreement or other restriction imposed on Seller or Buyer after the Closing or
(iv) any other concession by the parties hereto mandated by the U.S. Justice Department or other state or federal antitrust enforcement agency as a condition of consummating the transactions contemplated herein.

         8.12     OTHER AGREEMENTS

                  Buyer and Seller shall have entered into (i) a trademark license agreement in the form as attached as Exhibit B (the "Trademark License Agreement"), (ii) a supply agreement in the form as attached as Exhibit C (the "Supply Agreement"), (iii) a transition services agreement in the form as attached hereto as Exhibit D (the "Transition Services Agreement"), (iv) an employee lease agreement in the form as attached as Exhibit E (the "Employee Lease Agreement") and (v) a foodservice copack agreement in the form as attached as Exhibit F (the "Foodservice Copack Agreement").

         8.13     JOINT VENTURE

                  Simultaneous with the Closing hereunder, Dean shall have purchased a 50% interest in the JV Company described in Section 7.8 for a purchase price of One Million Dollars ($1,000,000). The JV Company shall adopt a Joint Venture Operating Agreement substantially in the form as attached as Exhibit G, Seller shall have entered into a License Agreement with the JV Company in the form as attached as Exhibit H, and the JV Company shall have entered into Sublicense Agreements with Buyer in the forms as attached as Exhibits I, J and K.

         8.14     SATISFACTION OF COUNSEL

                  The form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in all reasonable respects to counsel for Buyer.

         8.15     NO LEGAL PROHIBITION

                  No law, statute, rule or regulation shall have been enacted or promulgated after the date hereof, directly or indirectly, (i) imposing material limitations on the ability of Buyer effectively to acquire or hold or to exercise full rights of ownership of the

Purchased Assets, or (ii) imposing material limitations on the ability of Buyer to continue effectively all or any material portion of its business as heretofore conducted or to continue to own or operate effectively all or any material portion of its Purchased Assets as heretofore owned or operated, or
(iii) imposing material limitations on the ability of Buyer to continue effectively all or any material portion of the Business as heretofore conducted or to continue to own or operate effectively all or any material portion of the Purchased Assets as heretofore owned or operated by Seller.

         8.15     OPINION OF COUNSEL

                  Buyer shall have received an opinion of Seller's General Counsel in the form of Schedule 8.15.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         9.1      REPRESENTATIONS TRUE AT CLOSING

                  Buyer's representations and warranties contained in this Agreement shall be true in all material respects at the date hereof and at the time of the Closing as though made at and with respect to the time of Closing.

         9.2      PERFORMANCE

                  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.3      OFFICER'S CERTIFICATE

                  Seller shall have received a certificate of the president or a vice president of Buyer, dated as of the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2.

         9.4      NO INJUNCTION

                  The consummation of this Agreement shall not have been enjoined by a court of competent jurisdiction.

         9.5      ASSUMPTION

                  Buyer shall have delivered to Seller assumption agreements as, in the reasonable opinion of Seller's counsel, shall be effective to assume the Assumed Liabilities.

         9.6      CERTIFIED RESOLUTIONS

                  At the Closing Seller shall have received copies certified by the secretary or an assistant secretary of Buyer of the resolutions of Buyer's board of directors authorizing the execution and delivery of this Agreement and approving the purchase of Purchased Assets and other transactions contemplated hereby.

         9.7      OPINION OF COUNSEL

                  Seller shall have received an opinion of Buyer's General Counsel in the form of Schedule 9.7.

         9.8      CERTIFICATES OF GOOD STANDING

                  At the Closing Seller shall have received certificates, issued by the appropriate Secretary of State as of a date within ten (10) days of the Closing, as to the good standing of Buyer in its state of incorporation.

         9.9      HART-SCOTT-RODINO COMPLIANCE

                  Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and the transactions contemplated by this Agreement can be consummated in their entirety without (i) divestiture or disposition of any of the Purchased Assets, (ii) any modification in the structure of the transaction, (iii) Seller or Buyer entering into any consent agreement or other restriction imposed on Seller or Buyer after the Closing or
(iv) any other concession by the parties hereto mandated by the U.S. Justice Department or other state or federal antitrust enforcement agency as a condition of consummating the transactions contemplated herein.

         9.10     OTHER AGREEMENTS

                  Buyer and Seller shall have entered into (i) the Trademark License Agreement, (ii) the Supply Agreement, (iii) the Transition Services Agreement, (iv) the Employee Lease Agreement and (v) the Foodservice Copack Agreement.

         9.11     JOINT VENTURE

                  The JV Company shall adopt a Joint Venture Operating Agreement substantially in the form as attached as Exhibit G, Seller shall have entered into a License Agreement with the JV Company in the form as attached as Exhibit H, and the JV Company shall have entered into Sublicense Agreements with Buyer in the forms as attached as Exhibits I, J and K.

         9.12     SATISFACTION OF COUNSEL

                  The form and substance of all opinions, certificates and other documents hereunder, shall be satisfactory in all reasonable respects to counsel for Seller.


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
10.      TERMINATION

         10.1      FAILURE TO SATISFY CONDITIONS

                  In the event that any of the conditions set forth in Section 8 are not fulfilled prior to December 31, 2000, then Buyer may terminate this Agreement by written notice to Seller. In the event that any of the conditions set forth in Section 9 is not fulfilled prior to December 31, 2000, then Seller may terminate this Agreement by written notice to Buyer. In the event that any party hereto exercises such right of termination, there shall be no liability on the part of the terminating party or its officers or directors to any other party to this Agreement, except as provided by Sections 7.3 and 14.2 or for breach of contract or fraud; nor shall there by any liability on the part of any other party to this Agreement or its officers or directors except (i) as provided by Sections 7.3 and 14.2, (ii) for breach of its obligations hereunder,
(iii) breach of contract or (iv) fraud.

         10.2     DAMAGE BY FIRE OR OTHER CASUALTY PRIOR TO THE CLOSING

                  In the event that, between the time of execution of this Agreement and the Closing, any of the Purchased Assets shall be damaged, destroyed or lost by fire or other casualty (whether or not such damage, destruction or loss is covered by insurance) or acquired or taken by any governmental authority, Seller will promptly notify Buyer that such damage, destruction or loss has occurred and the estimated extent thereof and shall provide Buyer full information as to any applicable insurance coverage. If such damage, destruction or loss is material to the conduct of the Business, Buyer may, at its sole election, by notice given prior to the Closing or within 10 days after receipt of such notice from Seller, whichever occurs first: (a) terminate this Agreement, with the effect provided in the third sentence of Section 10.1, or (b) require the consummation of the transactions provided for in this Agreement, and in such latter case (or in the case of any damage, destruction or loss not entitling Buyer to terminate this Agreement), all proceeds of insurance and all claims by Seller of every kind arising as a result of such damage, destruction or loss shall become the property of Buyer at the Closing, Seller shall not compromise or settle any such claim prior to or subsequent to the Closing without the prior written consent of Buyer and Buyer shall be entitled, to the extent not fully compensated by insurance proceeds, to a commensurate reduction in the Purchase Price.

11.      SURVIVAL

         The representations and warranties contained in Sections 5 and 6 hereof shall survive the Closing and shall terminate two (2) years after the Closing, except that (i) Seller's representations and warranties contained in Sections
5.15 and 5.17 shall survive until all applicable statutes of limitations for damages related thereto have lapsed, and (ii) Seller's representations and warranties contained in the first sentence of Section 5.2 and in Section 5.6 and Buyer's representations and warranties contained in Section 6.2 shall survive indefinitely. The covenants and agreements of the parties contained herein shall be continuing and shall survive the consummation of this transaction indefinitely. Consummation of the transactions contemplated herein shall not be deemed to be a waiver of any right or remedy possessed by any party hereto, notwithstanding that such party knew or should have known at the time of the Closing that such right or remedy existed.

12.      INDEMNIFICATION

         12.1     INDEMNIFICATION BY SELLER

                  Seller shall indemnify and hold harmless Buyer and its respective successors and assigns (the "Dean Parties") from and against any and all of the following and any and all loss, liability, damage or expense (including reasonable attorneys' fees and expenses and interest and penalties) suffered or incurred by any Dean Party arising out of or resulting from any of the following:

                  12.1.1 Seller's operation of the Business prior to Closing (other than obligations expressly assumed by Buyer pursuant to Section 4.1);

                  12.1.2 Any misrepresentation or breach of warranty on the part of Seller in this Agreement;

                  12.1.3 Any breach or non-fulfillment of any covenant or agreement on the part of Seller in this Agreement;

                  12.1.4 Except with respect to any matter expressly assumed by Buyer pursuant to Section 4.1, any obligation or liability of Seller for which any Dean Party becomes liable or in respect of which any claim is asserted against a Dean Party;

                  12.1.5 Any obligation or liability for Seller's Taxes, except those assumed by Buyer pursuant to Section 4.1.2, for which any Dean Party becomes liable or in respect of which any claim is asserted against a Dean Party;

                  12.1.6 Any withdrawal liability incurred by Buyer which is required to be indemnified by Seller pursuant to Section 5.27(d);

                  12.1.7 Any liability imposed upon Buyer arising from Seller's infringement prior to Closing of the Lemelson machine vision or auto I.D. patents, provided that in the event Buyer negotiates a license agreement with the Lemelson Foundation, it shall use its reasonable best efforts, at no additional cost to Buyer, to have that license and release cover Seller's prior use of the Lemelson technology at the Plants.

                  12.1.8 Any liability that is asserted against any Dean Party on account of the failure by Buyer or Seller to comply with any bulk sales law; and

                  12.1.9 Any actions, suits, proceedings, demands, or assessments incident to any of the foregoing and any investigation or defense against claims which, if proven, would be covered thereby other than in house expenses and any costs incurred by Buyer prior to giving Seller the notice required by Section 12.4.

         The items referred to in Subsections 12.1.1 through 12.1.9 are hereinafter collectively referred to as "Buyer's Damages". Seller shall be liable and shall reimburse Buyer on demand for any Buyer's Damages.

         12.2     LIMITATION ON INDEMNIFICATION

                  Except with respect to any knowing or intentional material violation or material breach by Seller of any of the warranties and representations of Seller in the Agreement, Seller shall not be obligated to indemnify Buyer pursuant to Subsection 12.1.2: (i) in the event that the losses, liabilities, damages and expenses for which the Dean Parties would otherwise be entitled to indemnification pursuant to such subsections do not exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the "Threshold"); provided that once the aggregate amount of all losses, liabilities, damages and expenses that the Dean Parties are not entitled to indemnification for because of application of the Threshold exceeds One Million Five Hundred Thousand Dollars ($1,500,000) the Dean Parties shall be entitled to recover all additional losses, liabilities, damages and expenses, or (ii) in an amount in excess of One Hundred Million Dollars ($100,000,000). For purposes of the foregoing, Seller shall be deemed to have committed a knowing or intentional breach if any of the persons listed in
Section 14.12 knew of the violation or breach at the time of the warranty or representation of Seller.

         12.3     INDEMNIFICATION BY BUYER

                  Buyer shall indemnify and hold harmless Seller and its successors and assigns from and against any and all of the following and any and all loss, liability, damage or expense (including reasonable attorneys' fees and expenses and interest and penalties) suffered or incurred by Seller arising out of or resulting from any of the following:

                  12.3.1 Buyer's operation of the Business after Closing;

                  12.3.2 Any obligation or liability asserted against Seller arising out of an Assumed Liability;

                  12.3.3 Any misrepresentation or breach of warranty on the part of Buyer in this Agreement;

                  12.3.4 Any breach or nonfulfillment by Buyer of any covenant on the part of Buyer in this Agreement;

                  12.3.5 Any actions, suits, proceedings, demands, or assessments incident to any of the foregoing and any investigation or defense against claims which, if proven, would be covered thereby other than in-house expenses and any costs incurred by Seller prior to giving Buyer the notice required by Section 12.4.

         The items referred to in Subsections 12.3.1 through 12.3.5 are hereinafter collectively referred to as "Sellers Damages".

         12.4     INDEMNIFICATION PROCEDURE.

                  In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted by any person in respect of which Buyer or Seller intends to seek indemnification under the provision of this Article 12, the party seeking indemnification (the "Indemnitee") shall, within thirty (30) days from the date the Indemnitee received actual knowledge of the claim, notify the party against whom indemnification is sought (the "Indemnitor") of such claim and provide the Indemnitor with a copy of such claim or other documents received. Notwithstanding the foregoing, a party's right to indemnification hereunder shall not be affected by any delay in giving notice unless, and then only to the extent that, the rights or remedies of the Indemnitor shall have been prejudiced as a result of the delay in giving such notice. In the event that Indemnitor has acknowledged that it will indemnify and reimburse Indemnitee's Damages with respect to a particular lawsuit, claim or demand, Indemnitor shall be permitted to control the conduct of any defense and, at the expense and option of Indemnitor, may settle such claim with Indemnitee's prior written consent (which consent shall not be unreasonably withheld ). If Indemnitor has failed to accept such defense within twenty (20) days after Indemnitor has received written notice of such suit, claim or demand as described in this Paragraph or has failed to maintain such defense with reasonable diligence after such acceptance, Indemnitee may control the conduct of any defense. Indemnitee shall cooperate with Indemnitor in each such defense. Indemnitee shall make no settlement of any suit, claim or demand without Indemnitor's prior written consent (which consent shall not be unreasonably withheld).

13.      POST-CLOSING COVENANTS AND AGREEMENTS

         13.1     COMMUNICATIONS TO SELLER

                  Seller hereby authorizes and empower Buyer, from time to time after the Closing: (a) to receive and open all mail and other communications to Seller received by Buyer at the Plants; and (b) to deal with the contents of such communications in any proper manner, consistent with the parties' respective rights and obligations under this Agreement, if such communications relate to the Purchased Assets or the Business. Buyer shall promptly provide Seller copies of all such communications which appear on their face to relate to Seller's continuing rights and obligations under this Agreement.

         13.2     FURTHER ASSURANCES

                  If at any time after the Closing Buyer shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect and confirm or record in Buyer the title or other interest in or to any of the Purchased Assets, or otherwise to carry out the provisions of this Agreement, the proper officers of Seller shall execute and deliver any and all proper deeds, assignments and conveyances, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Buyer or otherwise to carry out the provisions hereof.

         13.3     ACCESS TO BOOKS AND RECORDS

                  Buyer shall retain the Books and Records for a period coextensive with Seller's record retention periods. Upon reasonable notice and during normal business hours, (a) Buyer shall make available to Seller for review, at no cost to Seller, the Books and Records which Seller requires in connection with the preparation of Seller's tax returns or for other reasonable business purposes of Seller and (b) Seller shall make available to Buyer for review, at no cost to Buyer, the accounting and tax books of the Business for reasonable purposes of Buyer.

         13.4     ACCOUNTS RECEIVABLE

                  Seller shall repurchase from Buyer all Accounts Receivable not collected in the ordinary course within ninety (90) days after Closing, provided that (i) Buyer shall use reasonable efforts within such period (excluding litigation) to collect such Accounts Receivable consistent with Seller's past practices, and (ii) any payment received on account by Buyer from a former customer of Seller shall be applied first to the Account Receivable from such customer unless such customer or payment documentation indicates otherwise. The amount of any such uncollected Accounts Receivable (as determined based on the calculation of Accounts Receivable used in determining Net Working Capital) shall reduce the amount of Net Working Capital and if payment under Section
2.2.3 has been made, Seller shall remit to Buyer such amount.

         13.5     EMPLOYEES.

                  (a) Buyer will offer to employ all employees of Seller who are engaged exclusively in the Business (specifically excluding those employees listed on Schedule 13.5) as of the opening of business on January 1, 2001 (the "Business Employees"). Non-union Business Employees will be hired at the same salary and wages and with employee benefits that are substantially the same as those provided to similarly situated employees of Buyer. Union Business Employees will be provided salary, wages and employee benefits as required by the applicable collective bargaining agreement. Seller will terminate employment of all Business Employees effective as of the opening of business on December 31, 2000. Seller makes no representation as to whether such employees will accept employment with Buyer. The parties acknowledge that Business Employees who accept employment with Buyer ("Transferred Employees") will be leased by Seller to Buyer from Closing Date through December 31, 2000, pursuant to a separate Employee Lease Agreement. Buyer will not cause an "employment loss" within the meaning of the "Worker Adjustment and Retraining Notification Act" ("WARN Act"). 29 U.S.C. Section 2102, et seq., or any similar state law ("WARN Act Laws"), to some or all of the Transferred Employees if such employment loss would result in liability of Seller under or in connection with the WARN Act Laws.

                  (b) With respect to any Transferred Employees, Buyer will assume and be responsible for all earned but not taken personal flex time as of December 31, 2000. On January 1, 2001, Seller will provide Buyer with the personnel files (or true and complete copies of such files) of each Transferred Employee.

                  (c) With respect to each Transferred Employee:

                        (i) Buyer will waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements and any similar provisions under any employee welfare benefit plan or compensation arrangement covering such Transferred Employees after December 31, 2000.

                        (ii) Buyer will recognize, for purposes of eligibility to participate, early commencement of benefits, and vesting (including eligibility for an amount of severance and vacation benefits), the service of any Transferred Employee with Seller (as that term is defined in Section 5.27). Seller agrees to pay to Buyer the pension expenses that Seller has been accruing for any Transferred Employees who are not vested in Seller's retirement plans as of the Closing Date. Buyer will amend its plan to contribute amounts received from Seller to the plan for the benefit of the Transferred Employees.

                        (iii) Buyer will be responsible for all workers' compensation benefits payable to Transferred Employees with respect to injuries or illnesses to Transferred Employees initially arising on or after the Closing Date. Seller shall retain responsibility for all workers' compensation benefits payable to Transferred Employees with respect to injuries or illnesses arising out of occurrences or events prior to Closing even if the original claim relating to such injury or illness is made after the Closing Date. In addition, Seller shall manage all such claims as well as all workers' compensation claims open as of the Closing Date.

                  (d) Seller will comply with applicable statutory requirements to provide continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (and any similar state law requirement) to (i) any former Business Employee who, as of January 1, 2001, has elected or is entitled to elect such coverage under Seller's group health plans, and (ii) any of the Business Employees (and any covered spouse or dependent of such Business Employees) who becomes entitled to elect such coverage by virtue of the consummation of the transactions contemplated by this Agreement; the parties acknowledge that Buyer has no obligation to provide continuation coverage to such Business Employees. Buyer will be responsible to provide continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (and any similar state law requirement) to any Transferred Employees who become entitled to such coverage after December 31, 2000.


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                  (e) At Buyer's request, Seller, in accordance with state
unemployment laws, agrees to a partial transfer of experience rating.

         13.7     NON-COMPETITION

                  Except for compliance with the milk donation agreement in the State of Minnesota, the sale and distribution of institutional sour cream, the sale and distribution of dairy and non-diary creams of four ounces or less, and rights that revert back to Seller or that Seller buys back pursuant to one of the Ancillary Agreements, or the license agreements that Seller has with Hood and Darigold, Seller covenants and agrees that for a period of five (5) years following Closing, neither it nor any of its affiliates shall engage, directly or indirectly, in the manufacture, sale or distribution of Products, other than products sold or distributed through the joint venture under the Joint Venture Agreement, in the territory consisting of the continental United States'; provided that Seller shall not be deemed in violation of this Section 13.7 to the extent that after the date hereof, Seller purchases and operates a business acquired by Seller through purchase, merger or joint venture that is engaged directly or indirectly in the manufacture, sale or distribution of Products at the time of purchase if (i) the sales of such Products constitute less than 33% of the total sales of the acquired entity immediately prior to the transaction or (ii) within one year of such transaction Seller disposes of that portion of the acquired business that engages in the non-compete business to a person that is not an affiliate of Seller. Because the breach of the covenants and agreements in this Section 13.7 will result in immediate and irreparable injury to Buyer, for which Buyer may not have an adequate remedy at law, Seller agrees that Buyer shall be entitled to sue in equity to enjoin such breach or anticipated breach, and to seek any and all legal and equitable remedies to which Buyer

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may be entitled in the event of such breach or anticipated breach. In the event that any provision of this Section 13.7 relating to the restrictive period and/or the territory shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographical area such court deems reasonable and enforceable under applicable law, the time period and/or area of restriction held reasonable and enforceable by the court shall thereafter by the restrictive period and/or territory under this Agreement.

         13.8     MILK DONATION.

                  Pursuant to a settlement agreement with the State of Minnesota, Seller and other dairies agreed to provide milk to the Greater Lake County Food Bank Network ("Greater Lake") for five years, beginning December 1, 1999. Seller's obligation is to provide approximately Ninety Six Thousand Four Hundred Fifty (96,450) gallons of fluid milk per year. Buyer will not assume Seller's obligation under the settlement agreement but agrees to sell and deliver fluid milk to Seller to meet its obligations to Greater Lakes at Buyer's fully absorbed cost. Fully absorbed costs shall mean the costs incurred to provide the product, including, but not limited to, the costs of the raw milk, packaging, direct and indirect labor, plant and cooler overhead, and the cost of delivering the product to its destination.

         13.9     ENVIRONMENTAL REMEDIATION

                  Seller has had two underground fuel tanks removed from its Sioux Falls plant and three underground fuel tanks removed from its Sioux Falls garage facility (the "Tanks"). Based upon the results of soil and groundwater sampling conducted during the removal of the Tanks, several groundwater monitoring wells have been installed on the properties (the "Wells") as required by the South Dakota Department of Environmental

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and Natural Resources ("DENR") for the continued monitoring of diesel and gasoline contamination. Seller agrees that it shall be responsible for any and all future expenses or actions related to the Wells, including any required monitoring reports, the costs of the eventual removal and sealing of the Wells and the cost of performing any further environmental remediation work on the properties required by DENR related to removal of the Tanks until such time as DENR has issued either a "clearance" letter or a "no further action" letter regarding the removal of the Tanks.

                  In addition as between Buyer and Seller, Seller agrees that it will be solely responsible for any remediation required by any environmental agency or other governmental authority related to petroleum contamination at its Thief River Falls plant arising from petroleum migration from adjacent property or at its Richland Center plant related to a wastewater leak. Buyer agrees to grant Seller access to the Sioux Falls, Thief River Falls and Richland Center properties in order to carry out its obligations under this Section provided that Seller does not unreasonably interfere with the operations at such properties.

                  Seller shall have the exclusive right to appear before any administrative agency, oppose the position taken by any such agency, and challenge in court or otherwise appeal the determination of any such agency.

                  The parties agree that Buyer shall be responsible for any contamination that is caused after the opening of business on the Closing Date or the aggravation after the opening of business on the Closing Date of a contamination which existed prior to Closing.


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14.      MISCELLANEOUS

         14.1     PUBLIC ANNOUNCEMENT

                  No press release or other formal public announcement with respect to this Agreement or any of the transactions contemplated hereby shall be made without the express approval of Buyer and Seller; provided, however, that if, in the opinion of counsel for Buyer or Seller , public disclosure of the pendency of such transactions is required under the Federal securities laws, the consent or approval of the other to the release of such publicity and the content thereof shall not be unreasonably withheld.

         14.2     PAYMENT OF COSTS, EXPENSES AND TRANSFER TAXES

                  Each of the parties hereto shall bear the costs, fees and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement. In addition, the cost of all transfer and documentary taxes, if any, payable in connection with the sales, transfers and deliveries to be made hereunder shall be paid one-half by Buyer and one-half by Seller. Seller shall pay the costs of securing the surveys required by Section
8.8 and the title insurance commitment required by Section 8.7.

         14.3     NON-ASSIGNMENT; SUCCESSORS AND ASSIGNS

                  This Agreement shall not be assignable by any party except that Buyer may assign its rights under this Agreement to any wholly-owned subsidiary in which event Buyer agrees to unconditionally guarantee the prompt and faithful performance and discharge of all obligations of such assignee. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their permitted successors and assigns.


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         14.4     ENTIRE AGREEMENT

                  This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof, including that certain letter agreement dated March 10, 1999. This Agreement shall not be modified or amended except by written agreement of the parties hereto. The representations, warranties, covenants, agreements and indemnifications provided for in this Agreement shall be unaffected by any investigation made by or on behalf of any party hereto.

         14.5     SEVERABILITY; ENFORCEABILITY

                  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision was omitted. Insofar as any of the representations and warranties contained in Sections 5 and 6 of this Agreement, or the opinions contemplated by Sections 8.15 and 9.5 of this Agreement, relate to the enforceability of any agreement in accordance with its terms, in each instance such representation, warranty or opinion is subject, as to enforceability of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws form time to time in effect and to the discretion of the court before which any proceeding therefor is brought in ordering any equitable relief such as specific performance or injunctive relief.


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         14.6     COUNTERPARTS

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

         14.7     NOTICES

                  Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be in writing and shall be deemed to have been given, served or delivered when personally delivered to, or 72 hours after being deposited in the United States mails, registered and with proper postage prepaid, addressed as follows:

                  (a)      If to Seller, to:

                           Land O'Lakes, Inc.
                           4001 Lexington Avenue North
                           Arden Hills, MN 55126
                           Attention:  General Counsel


                  (c)      If to Buyer, to:

                           Dean Foods Company
                           3600 N. River Road
                           Franklin Park, Illinois  60131
                           Attention:  President

                           With a copy to:

                           Dean Foods Company
                           3600 N. River Road
                           Franklin Park, Illinois  60131
                           Attn:  General Counsel

provided, however, that if any party shall have designated a different address by notice to the other, then to the last address so designated.


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         14.8     WAIVERS

                  Any waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         14.9     THIRD PARTIES

                  Nothing herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto and any assignees permitted by Section 14.3 of this Agreement, any rights or remedies under or by reason of this Agreement.

         14.10    PASSAGE OF TITLE AND RISK OF LOSS

                  Except as expressly provided in this Agreement, legal title, equitable title and risk of loss with respect to the Purchased Assets will not pass to Buyer until the Purchased Assets are transferred at the Closing.

         14.11    INTERPRETATION

                  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. References to Sections refer to sections of this Agreement unless otherwise stated. Words such as "herein", "hereinafter", "hereof", "hereto", "hereby", and "hereunder", and words of like import shall, unless the context otherwise requires, refer to this Agreement. The singular shall include the plural, and the masculine shall include the feminine and neuter, and vice versa. Each of the parties have contributed to the drafting of this instrument; accordingly, no rule of strict construction shall be applied against any party hereto. For purposes of this Agreement, the materiality of any fact(s), omissions(s),

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exception(s) or other matter(s), insofar as they relate to either party and/or its subsidiaries, shall be judged based on such party and its subsidiaries taken as a whole and not based on the combined parties and their subsidiaries taken as a whole.

         14.12    KNOWLEDGE

                  When used in this Agreement, "Knowledge of Seller" or "to the Seller's knowledge" means the actual knowledge of any of the following: those key employees listed on Schedule 5.13.

         14.13    GOVERNING LAW

                  This Agreement shall be governed by and construed under the laws of the State of Illinois.

         14.14    COSTS OF LITIGATION

                  If a dispute arises between the parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the losing party or parties shall pay reasonable attorneys' fees and other costs incurred by the winning party or parties, in the prosecution or defense of such action.

                     [THIS SECTION INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

                                            DEAN FOODS COMPANY

                                            By:  /s/ Eric A. Blanchard
                                                -------------------------------
                                                    Eric A. Blanchard

                                            Its:   Vice President and President
                                                   - Dairy Division

                                            LAND O'LAKES, INC.

                                            By:  /s/ Christopher J. Policinski
                                                -------------------------------
                                                 Christopher J. Policinski

                                            Its: Executive Vice President



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